SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 14A
                                (Rule 14a-101)
                           INFORMATION REQUIRED IN
                               PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
                 Proxy Statement Pursuant to Section 14(a) of
                     the Securities Exchange Act of 1934

Filed by the registrant  [X]

Filed by a party other than the registrant  [ ]

Check the appropriate box:
[ ] Preliminary proxy statement
[X] Definitive proxy statement
[ ] Definitive additional materials
[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                        FIRST MICHIGAN BANK CORPORATION
               (Name of registrant as specified in its charter)

                        FIRST MICHIGAN BANK CORPORATION
                  (Name of person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
    [previously paid]

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3)

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

    (1) Title of each class of securities to which transaction applies: ______
        ______________________________________________________________________

    (2) Aggregate number of securities to which transaction applies: ________
        ______________________________________________________________________

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
        ______________________________________________________________________

    (4) Proposed maximum aggregate value of transaction: _____________________
        ______________________________________________________________________

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid: _____________________________________________

     (2) Form, schedule or registration statement no.: _______________________

     (3) Filing party: _______________________________________________________

     (4) Date filed: _________________________________________________________

                               [ FMB Logotype ]

                        First Michigan Bank Corporation

                 NOTICE OF 1996 ANNUAL MEETING OF SHAREHOLDERS
                              and PROXY STATEMENT

March 14, 1996

Dear Shareholder,

You are cordially invited to attend First Michigan Bank Corporation's Annual Meeting of Shareholders on Thursday, April 18, 1996, at 10:00 a.m. The meeting will take place in the Grand Centennial Ballroom of the Holiday Inn Crowne Plaza, Grand Rapids, Michigan, and will be preceded by a continental breakfast at 9:00 a.m. Please note this change in location of our Annual Meeting, a map of which has been included for your convenience on the following page.

A copy of First Michigan Bank Corporation's 1995 Annual Report is enclosed for your review. We are pleased to report that the Corporation had another outstanding year with record earnings and strong asset growth. This performance, as well as our plans for the future, will be highlighted at the Annual Meeting.

Every shareholder's vote is important. Therefore, please sign and return the accompanying proxy in the return envelope provided. If you attend the meeting and wish to vote your shares in person, you may do so by withdrawing your proxy prior to the meeting. If your shares are held in the name of a brokerage or bank, you may need to obtain a legal proxy from that institution to vote your shares in person.

Thank you for your continued interest and investment in our Corporation, and we look forward to seeing you at the Annual Meeting.

Sincerely,
/s/ David M. Ondersma
David M. Ondersma
Chairman
and Chief Executive Officer

                    First Michigan Bank Corporation
                      Annual Shareholders Meeting

Directions:

Exit 43B from I-96. Go 1/2 mile east. The Holiday Inn Crowne Plaza is on the right side of the street at 5700 28th Street SE. Hotel phone 616-957-1770.

                              [ MAP ]

          Free parking is available on all sides of the hotel.

                                [ FMB Logotype ]

                        First Michigan Bank Corporation

                                NOTICE OF ANNUAL
                            MEETING OF SHAREHOLDERS

      The Annual Meeting of Shareholders of First Michigan Bank Corporation will be held in the Grand Centennial Ballroom at the Holiday Inn Crowne Plaza Hotel, 5700-28th Street, SE, Grand Rapids, Michigan, on Thursday, April 18, 1996, at 10:00 a.m. (local time), for the following purposes:

      (1) To elect three persons to the Board of Directors for terms expiring in 1999.

      (2) To consider and vote upon a proposal to amend the Company's Articles of Incorporation to increase the authorized common stock from 24,000,000 shares to 50,000,000 shares of common stock.

      (3) To transact such other business as may properly come before the meeting.

Shareholders of record at the close of business on March 1, 1996, will be entitled to vote at the meeting.

BY ORDER OF THE BOARD OF DIRECTORS
/s/ Stephen A. Stream
Stephen A. Stream
Secretary
Holland, Michigan
March 14, 1996

                                                                 March 14, 1996

                                [ FMB Logotype ]

                        First Michigan Bank Corporation

                       One Financial Plaza  * 10717 Adams
                            Holland, Michigan 49423
                            (Telephone 616/355-9200)

                                PROXY STATEMENT

                            SOLICITATION OF PROXIES

      This Proxy Statement is furnished to the shareholders of First Michigan Bank Corporation (the "Company") in connection with the solicitation by the Board of Directors of proxies to be used at the Annual Meeting of Shareholders, and any adjournments thereof, to be held on Thursday, April 18, 1996, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.

      Execution and return of the proxy in the form enclosed will not in any way affect a shareholder's right to attend the meeting and vote in person. A shareholder giving a proxy may revoke it at any time before it is exercised by giving notice to the Chairman of the Board of the Company in writing or in open meeting, by submitting to the Chairman of the Board a duly executed proxy bearing a later date, or by attending the meeting and voting in person. Proxies executed and returned in the form enclosed, unless previously revoked, will be voted at the meeting as set forth herein and in the proxies.

      The costs of soliciting proxies will be borne by the Company. The solicitation of proxies will be made primarily by mail. The Company has engaged Corporate Investor Communications, Inc., specialists in proxy solicitation, to solicit proxies on its behalf from brokers, bank nominees, and other institutional holders of its stock at an anticipated cost of $6,000 plus certain out-of-pocket expenses. Proxies may also be solicited by directors, officers, and other employees of the Company and its subsidiaries personally, and by telephone, facsimile, or other means. No additional compensation will be paid to directors, officers, or employees for any such solicitation nor will any such solicitation result in more than a minimal cost to the Company.

                             ELECTION OF DIRECTORS

      The Articles of Incorporation provide for the division of the Board of Directors into three classes of nearly equal size with staggered three-year terms of office. Three persons have been nominated for election to the Board to serve three-year terms expiring at the 1999 Annual Meeting of Shareholders. The Board has nominated the following three persons: Roger A. Andersen, David M. Cassard and Robert J. Kapenga. All three are incumbent directors previously elected by the Company's shareholders. The latter portions of this Proxy Statement contain more information about the nominees.

      Unless otherwise directed by a shareholder's proxy, the persons named as proxy voters in the accompanying proxy will vote for the nominees named above. In the event any of such nominees shall become unavailable, which is not anticipated, the Board of Directors in its discretion may designate substitute nominees, in which event the enclosed proxy will be voted for such substituted nominees. Proxies cannot be voted for a greater number of persons than the number of nominees named.

      A plurality of the votes cast at the meeting is required to elect the nominees as directors of the Company. As such, the three individuals who receive the largest number of votes cast at the meeting will be elected as directors. Shares not voted at the meeting, whether by abstention, broker nonvote, or otherwise, will not be treated as votes cast at the meeting.

      The Board of Directors recommends a vote FOR the election of all the persons nominated by the Board.

      Following are summaries of the background, business experience, and descriptions of the primary occupations of the nominees:

  [ PHOTOGRAPH ]            [ PHOTOGRAPH ]            [ PHOTOGRAPH ]

Roger A. Andersen          David M. Cassard         Robert J. Kapenga

      Roger A. Andersen 62, is President of Peninsular Investment Company, a commercial real estate and equipment leasing company. He also is majority partner of Park Place Development, a commercial real estate partnership. He serves on the Business Development Committee of the Muskegon Economic Growth Alliance, the Steering Committee of the Muskegon Community Health Project, and as a trustee of the Grand Valley State University Foundation.

      David M. Cassard 42, is President of the Waters Corporation, a commercial real estate management and development company. He also is Chairman and Associate Broker of Waters Realty and Development. He serves as Vice Chair of the Board of Trustees of Butterworth Hospital and Vice Chairman of the Grand Rapids Downtown Development Authority. He is a director of the Grand Rapids Chamber of Commerce, the Direction Center and the Grand Rapids/Kent County Convention and Visitors Bureau.

      Robert J. Kapenga 53, is President of Steketee-VanHuis, Inc., a graphic arts manufacturing company. He is President of The Printery, Inc., a subsidiary of Steketee-Van Huis, and a director of the Electronic Publishing Center, Inc. He also serves as a director of the Holland Economic Development Corporation (HEDCOR) and the Holland Christian Education Foundation.

                 PROPOSED INCREASE IN AUTHORIZED CAPITAL STOCK

      The Company's Board of Directors has proposed that the first paragraph of
Article III of the Company's Articles of Incorporation ("Articles") be amended to read as follows:

    "The total authorized capital stock of this Corporation is fifty million (50,000,000) shares of common stock of the par value of one dollar ($1.00) per share and one million (1,000,000) shares of preferred stock, without par value."

      This amendment would increase the Company's authorized common stock from 24,000,000 shares to 50,000,000 shares of common stock, $1.00 par value. There would be no change in the number of authorized preferred shares. The purpose of the amendment is to provide additional shares for future issuance. As of March 1, 1996, issued shares of common stock, totaled 18,197,655 shares. Of the remaining 5,802,345 authorized but unissued shares of common stock, a total of 1,503,353 shares are reserved for issuance under the Company's 1987 Stock Option Plan, the Automatic Dividend Reinvestment and Stock Purchase Plan, the Employee Stock Purchase Plan and the Deferred Compensation, Deferred Stock and Current Stock Purchase Plan for Non-Employee Directors. The Board of Directors anticipates issuing approximately 654,000 shares in the second quarter of 1996 in connection with the proposed acquisition of Arcadia Financial Corporation. Accordingly, there remain only 3,645,000 shares of common stock for future issuance as authorized by the Board of Directors of the Company. The Company has no series preferred stock issued or outstanding.

      Apart from the shares of common stock reserved for issuance under the 1987 Stock Option Plan, the Automatic Dividend Reinvestment and Stock Purchase Plan, the Employee Stock Purchase Plan and the Deferred Compensation, Deferred Stock and Current Stock Purchase Plan for Non-Employee Directors and the anticipated issuance of shares for the purchase of Arcadia Financial Corporation, the Company does not have any present plan, understanding or agreement to issue additional shares of common stock or to issue shares of preferred stock. Nevertheless, the Board of Directors believes that it is advisable to have additional shares of common stock available for possible future acquisitions, public offerings and stock dividends or stock splits. Historically, the Board of Directors has declared and paid an annual stock dividend, and it is reasonable to assume that this practice will continue in 1996. The Board of Directors of the Company will determine whether and on what terms the issuance of shares of common stock or preferred stock may be warranted and appropriate. Except for the contemplated issuance of shares to be made in connection with the proposed acquisition of Arcadia Financial Corporation, the Company has no past or present plan, understanding or agreement for future acquisitions.

      All of the additional shares resulting from the increase in the Company's authorized common stock would be of the same class with the same dividend, voting and liquidation rights as the shares of common stock presently outstanding. The shares would be unreserved and available for issuance. No further authorization for the issuance of common shares by shareholder vote is required under the Company's existing Articles, and none would be required prior to the issuance of the additional common shares by the Company. Shareholders have no preemptive rights to acquire any shares issued by the Company under its existing Articles, and shareholders would not acquire any such rights with respect to any additional shares under the proposed amendment to its Articles.

      While the Company is not aware of any pending or threatened effort to gain control of the Company, shareholders should be aware that the authority of the Board to issue common or preferred stock might be considered as having the effect of discouraging an attempt by another person or entity to effect a takeover or otherwise gain control of the Company, because the issuance of preferred stock with voting powers, or the issuance of additional common stock, would dilute the voting power of the stock then outstanding. Moreover, since the terms of the preferred stock remain to be fixed by the Board of Directors, such stock (or rights to acquire such stock) might contain terms (including class voting rights or rights to exchange such stock or warrants for stock of an acquiring company) which could make acquisition of a controlling interest in the Company more difficult or costly.

      Other provisions of the Company's Articles could also be viewed as potential impediments to efforts to acquire control of the Company. Specifically, those provisions of the Articles requiring the election of only one-third of the directors of the Company every year, and the super-majority vote requirement applicable to any proposed (a) merger or consolidation of the Company as a result of which the Company would not be the surviving corporation, (b) sale of all or substantially all of the assets of the Company,
(c) the dissolution of the Company, or (d) amendment to or deletion of any of the foregoing provisions, could be used in a manner calculated to prevent the removal of management and make more difficult or discourage a change in control of the Company. In addition, the Company's Shareholder Protection Rights Plan could be used with the intent of the same effect. The Company has no present intention of soliciting the vote of shareholders on any other proposal, or series of proposals, to deter changes in control of the Company.

      If the proposed amendment to increase the authorized shares of capital stock is approved, common or preferred stock may, as noted, be issued without further action by the shareholders and without first offering such shares to the Company's shareholders for subscription. Issuance of common or preferred stock otherwise than on a pro rata basis to all current shareholders would reduce current shareholders' proportionate interests.

      The affirmative vote of the holders of a majority of the outstanding shares of common stock of the Company is required for approval of the proposed amendment to the Company's Articles. Unless otherwise directed by a shareholder's proxy, the persons named as proxy voters in the accompanying proxy will vote FOR the amendment.

      The Board of Directors has determined that the proposed amendment is desirable and recommends a vote FOR the amendment.

            VOTING SECURITIES AND BENEFICIAL OWNERSHIP OF MANAGEMENT

      At March 1, 1996, the Company had outstanding 18,197,655 shares of common stock, par value $1.00 per share. Shareholders are entitled to one vote for each full share of common stock registered in their names at the close of business on March 1, 1996, the record date fixed by the Board of Directors. Votes cast at the meeting and submitted by proxy are counted by the inspectors of the meeting, who are appointed by the Company.

      As of March 1, 1996, no person was known by management to be the beneficial owner of more than 5% of the outstanding common stock of the Company, except as follows:

Name and Address of   Amount and Nature of      Approximate
  Beneficial Owner    Beneficial Ownership    Percent of Class
-------------------   --------------------    ----------------
   FMB-Trust(1)          1,423,948(1)              7.82%

(1) FMB-Trust ("Trust"), a subsidiary of the Company, holds these shares in a fiduciary capacity under 135 trusts. Trust has sole or shared voting and investment powers as to these shares. Trust has no actual pecuniary interest in any of the shares held by it. All of the shares are held of record by nominees of Trust. All of such shares held of record by the nominees for these trusts are included for informational purposes in the amount shown as beneficially owned by Trust, although Trust may not be deemed to be beneficial owner of all of such shares under the applicable tests, and the inclusion of such shares for informational purposes is not to be construed as an admission that Trust is the beneficial owner of such shares. Trust instructs its respective nominees to vote these shares in accordance with instructions from trust creators or beneficiaries when shared voting and investment powers are applicable; otherwise, if Trust has sole voting power with respect to the shares in question, the nominees may vote these shares in accordance with the recommendation of the management of Trust. However, in those cases in which Trust holds sole voting power, its normal practice is to seek voting instructions from trust grantors or beneficiaries and to follow such instructions to the extent received.


      The information in the following table sets forth the beneficial ownership of the Company's common stock by each of the executive officers listed in the Summary Compensation Table presented later and by all directors and executive officers as a group.

                                                    Amount and Nature of        Approximate
                    Persons                        Beneficial Ownership(1)   Percent of Class(2)
                    -------                        ----------------------    ------------------
David M. Ondersma                                         190,517(3)                1.03%
Stephen A. Stream                                          76,483                   0.41%
Larry D. Fredricks                                         43,629                   0.24%
Merle J. Prins                                             89,007                   0.48%
All executive officers and directors as a group
  (consisting of 13 persons)                              670,816(4)                3.62%

(1) Includes shares with respect to which certain executive officers have the right to acquire beneficial ownership under stock options exercisable in 60 days as follows: Mr. Ondersma -- 154,476; Mr. Stream -- 63,237; Mr. Fredricks -- 32,629; Mr. Prins -- 84,253.

(2) Calculated on the basis of the amount of shares outstanding plus the 334,595 shares acquirable upon exercise of the options described in the preceding note.

(3) Includes 1,830 shares owned by Mr. Ondersma's children to which Mr. Ondersma disclaims beneficial ownership.

(4) Included for informational purposes are 23,267 shares to which officers and directors disclaim beneficial ownership.


               INFORMATION ABOUT DIRECTORS AND DIRECTOR NOMINEES

      The information in the following table relating to principal occupation or employment and beneficial ownership of shares has been furnished to the Company by the respective directors and director nominees:

                                                                                  Year First   Amount and Nature of    Approx.
                                                                                    Became     Beneficial Ownership    Percent
Name                Age   Principal Occupation                                    a Director     as of 3/01/96(1)     of Class
----                ---   --------------------                                    ----------   --------------------   ---------
                                Nominees for Election as Directors for Terms Expiring in 1999:
Roger A. Andersen    62   President of Peninsular Investment Company (real
                          estate investment company) ..........................      1979              16,644           0.09%
David M. Cassard     42   President of The Waters Corporation (real estate
                          investment and management company) ..................      1993               2,631           0.01%
Robert J. Kapenga    53   President of Steketee-VanHuis, Inc. (graphics arts
                          manufacturing company) ..............................      1994               7,390           0.04%
                                             Directors Whose Terms Expire in 1998:
James H. Bloem       45   Executive Vice President of Perrigo Company (store
                          brand pharmaceutical, personal care and nutritional
                          products manufacturer) ..............................      1994               2,409           0.01%
Meriam B. Leeke      58   Chief Executive Officer of Old Channel Trail
                          Enterprises (golf course and real estate company) ...      1992              15,408           0.08%
John W. Spoelhof     56   President of Prince Corporation (automotive products
                          and machine tool manufacturer) ......................      1987              71,109(2)        0.38%
Stephen A. Stream    53   President, Chief Operating Officer and Secretary of
                          First Michigan Bank Corporation .....................      1995              76,483(3)        0.41%
                                             Directors Whose Terms Expire in 1997:
Doyle A. Hayes       45   President and Chief Executive Officer of Pyper
                          Products, Inc. (automotive products supplier) .......      1994               1,813           0.01%
Donald W. Maine      53   President and Chief Executive Officer of Davenport
                          College of Business .................................      1985               4,011(2)        0.02%
Jack H. Miller       63   President and Chief Executive Officer of Howard
                          Miller Company (clock and furniture manufacturer) ...      1982             149,765           0.81%
David M. Ondersma    53   Chairman of the Board and Chief Executive Officer of
                          First Michigan Bank Corporation .....................      1985             190,517(2)(3)     1.03%

(1) Unless otherwise indicated by note (2), each director or nominee has sole voting and investment power and owns the shares directly or shares voting and investment power with his or her spouse under joint ownership.

(2) The persons named above disclaim beneficial interest in the following shares of common stock that are included in the foregoing schedule for informational purposes: Mr. Maine -- 3,132; Mr. Ondersma -- 1,830; and Mr. Spoelhof -- 18,305. The foregoing shares are owned directly or indirectly by members of the person's family, by a company in which the person serves as an officer, or by a foundation of which the person serves as a director.

(3) Includes shares with respect to which each director or nominee has the right to acquire beneficial ownership under stock options exercisable within 60 days as follows: Mr. Ondersma -- 154,476 and Mr. Stream -- 63,237. These shares have been added to shares outstanding in calculating each director's or nominee's individual approximate percentage of beneficial ownership.

      For the last five years, the nominees and directors of the Company have either been engaged in the positions reported above or in other executive positions with their respective organizations shown above, except Mr. Hayes, who was employed by Diesel Technologies, Inc. in various executive positions for the period prior to his current occupation, and Mr. Bloem, who was employed as vice president and chief financial officer by Herman Miller, Inc. for the period prior to his current occupation. There are no family relationships between or among any of the directors, nominees or executive officers of the Company.

      During 1995, the Board of Directors held seven regular meetings and one special meeting. Various committees of the Board held meetings as needed. Each director attended at least 75% of the total number of meetings of the Board of Directors and meetings of committees on which they served.

      The Audit Committee, comprised of Messrs. Andersen, Bloem, Cassard, Kapenga and Ms. Leeke met on four occasions during 1995. Its primary duties and responsibilities include: (1) annually recommending to the Board of Directors the independent public accounting firm to be appointed auditors of the Company and its subsidiaries; (2) a review of the scope of and fees for the audit and a review of all reports received from the independent public accountants; and (3) coordination of the internal auditing department and a review of the scope of its annual program and the results of its audit findings.

      During 1995, the Nominating and Salary Committee, comprised of Messrs. Hayes, Maine, Miller and Spoelhof met five times. Its primary duties and responsibilities include: (1) the coordination of salary and benefit administration throughout the Company; (2) the making of recommendations to the Board of Directors regarding salaries and benefits for corporate officers and subsidiary bank presidents; (3) reviewing qualifications of and making recommendations for membership on the Board of Directors of the Company and on the boards of its subsidiaries; and (4) the administration of the Company's stock option plans. This Committee will consider for Board nomination qualified persons recommended by shareholders provided that any recommendations are submitted in writing, on or before the 60th day preceding the anniversary date of the previous annual meeting, including a description of the proposed nominee, his or her consent to serve as a director, and other biographical data of the nominee, to Stephen A. Stream, Secretary, First Michigan Bank Corporation, One Financial Plaza, Holland, Michigan 49423.

      Directors who are not employees of the Company were compensated at the rate of $14,000 per year, plus $800 per regular Board meeting, special Board meeting and committee meeting attended. In addition, the chair of each Board committee received an additional $600 per committee meeting attended. Directors were reimbursed for out-of-pocket expenses incurred in attending meetings.

      During 1995, the Company's Deferred Compensation, Deferred Stock and Current Stock Purchase Plan for Non-Employee Directors ("the Plan") was approved by the shareholders to provide an opportunity for directors of the Company and its subsidiaries to defer payment of all or a part of their director fees ("Plan Fees") or to receive shares of FMBC stock in lieu of cash payment of Plan Fees. Each director, who participates in the Plan, must elect to have his or her Plan Fees credited quarterly to either (a) a Current Stock Purchase Account, (b) a Deferred Cash Investment Account, or (c) a Deferred Stock Account. Plan Fees credited to a Current Stock Purchase Account are converted to shares of FMBC common stock at market value on the credit date and distributed to the director in lieu of cash payment of Plan Fees. Plan Fees credited to a Deferred Cash Investment Account are deferred for tax purposes and are credited quarterly with an appreciation factor that may not exceed the prime rate of interest charged by FMB-First Michigan Bank. Plan Fees credited to a Deferred Stock Account are also deferred for tax purposes. At the credit date, the Plan Fees are converted into "FMBC stock units" determined by dividing the amount of the Plan Fees credited for the quarter by the fair market value of a share of FMBC common stock on the credit date. From the credit date forward, the value of the FMBC stock units in the director's account is tied directly to the fair market value of FMBC common stock, including the impact of paid dividends. Upon termination of a director's service with the Company, the amount credited to his or her Deferred Cash Investment Account or Deferred Stock Account is paid out in a lump sum, or if termination occurs because of retirement, the distribution may be spread over 5 to 10 years.

                       COMPENSATION OF EXECUTIVE OFFICERS
                   Committee Report on Executive Compensation

      Decisions on the compensation of the Company's executive officers are made by the Board's Nominating and Salary Committee (the "Committee"), composed of non-employee directors. To ensure this Committee's independence, the Board of Directors has made annual changes in the non-employee directors who serve on the Committee. This Report, prepared by the Committee, addresses the Company's compensation policies and programs for the year ended December 31, 1995, the details of which are reflected in the tables set forth on the following pages of this Proxy Statement.

                       Compensation Policies and Programs

      The Company's established policies and programs of compensation are tailored to reward employees for the achievement of annual and long-term corporate goals, as well as individual and collective accomplishments. The various means of compensation, which apply to other employees of the Company as well, are intended to encourage management to increase the value of the Company as an asset of its shareholders, to reward and challenge individuals, working individually and as a team, to achieve superior operating results, and to attract and retain well-qualified personnel.

      The Company's compensation program is comprised of several elements: cash compensation (including salary and incentive bonus), stock options, and defined benefit and defined contribution retirement plans. Reflective of the Company's goal of tying compensation to corporate performance, the incentive bonus plan permits executive officers, who are employees of the Company ("Company executives"), to earn up to 70% of their salary if outstanding results are achieved under both the subjective and objective aspects of the plan. Of this amount, up to 49% of base salary may be earned by Company executives if the Company's return on equity (ROE) and growth exceeds the annual targets established by the Board of Directors. Executive officers who are employees of a subsidiary may also earn up to 70% of their salary under this plan. The maximum percentage of base salary that may be earned under this plan is reduced for nonexecutive officers. Once the target ROE level is achieved, executive officers, as well as other employees, earn a percentage of their base salary, up to the established maximum.

      The balance of the potential bonus may be earned under the subjective portion of the incentive bonus plan. This determination is made by the Committee, which evaluates the performance of the Company executives and other management personnel as a group. The Committee reviews an array of criteria, including the achievement of various strategic projects and programs, significant corporate accomplishments, management's initiative and efforts to achieve annual and long-term corporate objectives, and various measures of financial performance relative to corporate goals and peer group and industry performance.

      The award of the subjective portion of the bonus is made to the Company's management personnel, as a group, subject to limitations on the maximum amount of bonus that may be earned by different classifications of personnel. The Committee believes that the treatment of Company executives and management personnel collectively in determining the grant of the subjective portion of the bonus enhances collegiality among employees and places the interests of the Company and its shareholders ahead of individual considerations and performance.

                 Company Performance and Executive Compensation

      The salaries of the Company's Chief Executive Officer and other Company executives are established based on a performance appraisal system. Each Company executive's performance, other than that of the Chief Executive Officer, is evaluated by his or her superior and reviewed by the Committee. This review considers the employee's overall performance relative to the achievement of corporate objectives, as well as the satisfaction of a number of specific performance criteria. This same appraisal system is applied to the Company's Chief Executive Officer by the Committee.

      The Company achieved a number of financial performance goals for the year ended December 31, 1995. The Company attained record earnings during the year and exceeded objectives pertaining to the Company's return on equity and asset growth. In light of these achievements and other corporate accomplishments, each of the Company's executive officers earned payouts of 56.2% under the incentive bonus plan. The Chief Executive Officer received the same relative bonus under the incentive program as the other Company executives for performance during 1995.

      The Committee also authorized, during 1995, the grant of stock options to the Company executives and other management personnel under the Company's 1987 Stock Option Plan ("the Plan"). The Plan, approved by shareholders in 1987, provides for the grant of options to purchase shares of the Company's common stock over a ten-year period. The options become exercisable one year after the date of grant, and the exercise price equals the market price of the stock on the date of grant. The Plan was established to provide additional incentive to management to contribute to the success of the Company and to attract and retain well-qualified key employees. The Committee believes that the Plan, by encouraging and promoting stock ownership, inures to the benefit of the Company's shareholders by aligning their interests with the enhancement of shareholder value. Options are granted to management personnel, including the Company executives and the Chief Executive Officer, based on their relative annual salary and their position with the Company and its subsidiaries.

               Submitted by the Nominating and Salary Committee:

                      Doyle A. Hayes         Jack H. Miller
                      Donald W. Maine        John W. Spoelhof

                           SUMMARY COMPENSATION TABLE

      The following table sets forth the compensation received by the Company's Chief Executive Officer and the three other executive officers (referred to collectively as the "Named Executives") for each of the three years ended December 31, 1995.

                                                                                        Long-Term
                                                                                      Compensation
                                                                Annual Compensation   ------------   All Other
                        Name &                                 --------------------      Options       Compen-
                  Principal Position                    Year   Salary(1)   Bonus(1)    (# Shares)    sation (2)
                  ------------------                    ----   ---------   --------    ----------    ----------
David M. Ondersma ................................      1995    $374,300   $210,357      19,477        $8,948
  Chairman of the Board                                 1994     340,000    170,000      21,827         8,111
  and Chief Executive Officer                           1993     315,000    157,500      16,743         7,791
Stephen A. Stream  ...............................      1995    $254,150   $142,832      13,255        $6,531
   President, Chief Operating                           1994     209,615    104,808      13,448         5,943
   Officer and Secretary                                1993     185,500     92,750       8,562         5,666
Larry D. Fredricks  ..............................      1995    $219,050   $123,106       8,819        $9,239
   Executive Vice President and                         1994     199,654     99,827       9,772         8,184
   Chief Financial Officer                              1993     181,000     90,500       8,562         7,511
Merle J. Prins  ..................................      1995    $219,050   $123,106       8,819        $7,378
   Executive                                            1994     199,654     99,827       9,772         6,201
   Vice President                                       1993     181,000     90,500       8,562         5,037

(1) Includes amounts deferred by employees under the Company's Cash Option
    Plan, pursuant to Section 401(k) of the Internal Revenue Code.

(2) The amounts disclosed in this column include: (a) amounts contributed by the Company to the Company's Cash Option Plan, pursuant to which substantially all salaried employees of the Company participate, (the
    Company made matching contributions equal to 35% of each Named Executive's salary reduction contribution for the first six months of 1995, and 50% for the remainder of 1995); and (b) dollar value of premiums paid by the Company for term life insurance on behalf of the Named Executives as follows:

                      1995     1994     1993
                      ----     ----     ----
Mr. Ondersma    (a)  $3,785   $3,234   $3,148
                (b)   5,163    4,877    4,643
Mr. Stream      (a)   3,570    3,234    3,148
                (b)   2,961    2,709    2,518
Mr. Fredricks   (a)   3,791    3,234    3,148
                (b)   5,448    4,950    4,363
Mr. Prins       (a)   3,894    3,064    2,534
                (b)   3,484    3,137    2,503

                             OPTION GRANTS IN 1995

      The following table provides information on options granted to the Named Executives during the year ended December 31, 1995.

                                        Individual Grants
-----------------------------------------------------------------------------------------------
                      Number of    Percentage of
                      Securities   Total Options
                      Underlying     Granted to      Exercise or
                       Options      Employees in     Base Price     Expiration      Grant Date
       Name          Granted (1)        1995       (per share)(2)      Date      Present Value(3)
       ----          -----------   --------------  --------------   -----------  ----------------
David M. Ondersma       19,477         16.86%          $22.86        01/13/05        $146,078
Stephen A. Stream       13,255         11.48            22.86        01/13/05          99,413
Larry D. Fredricks       8,819          7.64            22.86        01/13/05          66,143
Merle J. Prins           8,819          7.64            22.86        01/13/05          66,143

      (1) Indicates number of shares that may be purchased pursuant to options granted under the Company's 1987 Stock Option Plan on January 12, 1995. Options may not be exercised in full or in part prior to the expiration of one year from the date of grant. Each option contains a limited stock appreciation right which becomes exercisable: (1) if any person acquires 25% or more of the Company's outstanding Common Stock; (2) prior to a merger in which the Company will not survive; or (3) upon the sale of substantially all of the Company's assets. The limited stock appreciation right entitles the holder to surrender all or part of his or her options in exchange for cash, Company shares or both cash and shares, in an amount equal to the excess of the prevailing per share market value of the Company's common stock over the option price.

      (2) The exercise price equals the prevailing market price of the Company's common stock on the date of grant. The exercise price may be paid in cash, or if at least 500 shares are being acquired, by the delivery of previously owned shares, or a combination thereof.

      (3) The values reflect standard application of the Black-Scholes option pricing model employing these assumptions: (a) expected stock price volatility of 0.209; (b) risk-free rate of return of 7.79%; (c) cash dividend yield of 2.9%; and (d) expected time to exercise of 10 years. The actual value, if any, of the options granted is dependent upon the market value of the Company's stock subsequent to the date the options become exercisable.


      AGGREGATED STOCK OPTION EXERCISES IN 1995 AND YEAR-END OPTION VALUES

      The following table provides information on the exercise of stock options during 1995 by the Named Executives and the value of unexercised options at December 31, 1995.

                                                              Number of Securities              Value of
                                                                   Underlying                 Unexercised
                                                                  Unexercised                 In-the-Money
                                                                   Options at                  Options at
                                                                    12/31/95                   12/31/95(2)
                                                               --------------------            -----------
                     Shares Acquired
       Name            on Exercise     Value Realized(1)   Exercisable/Unexercisable   Exercisable/Unexercisable
       ----          ---------------   -----------------   -------------------------   -------------------------
David M. Ondersma         4,184             $90,664              137,414/19,477            $2,191,756/$90,373
Stephen A. Stream             0                   0               49,982/13,255               706,414/ 61,503
Larry D. Fredricks        2,600              46,046               23,810/ 8,819               271,792/ 40,920
Merle J. Prins            1,416              32,865               76,634/ 8,819             1,252,138/ 40,920

(1) Aggregate market value of shares acquired at time of exercise, less the aggregate exercise price paid by the employee to the Company.

(2) Values are based on the difference between the closing bid price of the Company's Common Stock on December 31, 1995 ($27.50) and the exercise prices of the options.

                                  PENSION PLAN

      The following table illustrates the maximum annual benefits payable upon normal retirement at age 65 to persons in specified compensation and years of service classifications under the Company's defined benefit plan and the Company's Pension Benefit Restoration Plan ("PBRP"). Under the Company's defined benefit plan, the projected benefits are computed on a straight line annuity basis, and such benefit is in addition to any amounts which may be received under the Social Security Act. Benefits in excess of $120,000, as limited by Section 415 of the Internal Revenue Code ("IRC"), are payable under the PBRP. The PBRP provides participants with an additional retirement benefit determined by applying the benefit formula set forth in the Company's defined benefit plan to their average annual compensation (including salary and generally only 50% of bonus payments) without regard to the IRC limit, minus the amount of the benefit they will receive under the Company's defined benefit plan. Benefits under the PBRP are reduced proportionately for each year of completed service with the Company that is less than 30, as determined at the time of the participant's retirement or termination of employment. Benefits are payable under the PBRP upon an employee's retirement on or after age 55, although at a reduced level for each month that the actual retirement date precedes the participant's 65th birthday, or disability, provided the employee has at least five years of credited service with the Company. The Company's obligations under the PBRP are a general liability of the Company. Any assets that the Company may designate as assets of the PBRP will still be subject to the claims of the Company's creditors.

   Final
  Average
   Annual                   Years of Benefit Service (2)(3)
Compensation    -------------------------------------------------------
     (1)           10         15         20         25      30 or More
------------    ---------  ---------  ---------  ---------  -----------
 $100,000      $  20,334  $  30,500  $  40,667  $  50,834   $  61,001
 $150,000         31,084     46,625     62,167     77,709      93,251
 $200,000         41,834     62,750     83,667    104,584     125,501
 $250,000         52,584     78,875    105,167    131,459     157,751
 $300,000         63,334     95,000    126,667    158,334     190,001
 $350,000         74,084    111,125    148,167    185,209     222,251
 $400,000         84,834    127,250    169,667    212,084     254,501
 $450,000         95,584    143,375    191,167    238,959     286,751
 $500,000        106,334    159,500    212,667    265,834     319,001
 $550,000        117,084    175,625    234,167    292,709     351,251
 $600,000        127,834    191,750    255,667    319,584     383,501

(1) The final average annual compensation is determined under the defined benefit plan by the average of the five highest consecutive years of annual compensation (including salary and bonus payments as referenced in the Summary Compensation Table) during the last ten years of employment, subject to a maximum of $150,000 for all years. Under the PBRP, average annual compensation includes salary and generally only 50% of bonus payments (as referenced in the Summary Compensation Table) and is subject to a maximum of $600,000 for all years.

(2) The Named Executives have credited years of service under the defined benefit plan and PBRP as follows: David M. Ondersma -- 23, Stephen A. Stream -- 14, and Merle J. Prins -- 28.

(3) Effective May 1, 1995, the benefit formula was revised for participants born during or after 1935. Future tables will reflect the amended formula which will reduce the benefit prospectively.

      The Company has entered into a separate retirement agreement with Mr. Fredricks. Mr. Fredricks is covered and has four credited years of service under the Company's defined benefit plan and the PBRP. In addition to the benefits under those plans, this agreement provides for a $50,000 annual retirement benefit for the life of Mr. Fredricks beginning at age 65 or a $45,000 annual retirement benefit beginning at age 62. The Company funds this obligation on a level basis over the employee's projected employment period with contributions made to an irrevocable trust that is subject to the claims of the Company's creditors.

      The Company has entered into individual Management Continuity Agreements with Messrs. Ondersma, Stream, Fredricks, and Prins. These agreements provide severance benefits if the executive's employment is terminated within 36 months after a change in control or within 12 months before a change in control if the Company terminates his employment in contemplation of a change in control and to avoid the agreement. For the purposes of these agreements, a "change in control" is any occurrence reportable as such in a proxy statement under applicable rules of the Securities and Exchange Commission, and would include, without limitation, the acquisition of beneficial ownership of 25% of the Company's voting securities by any person or an extraordinary change in the composition of the board of directors. Severance benefits will not be payable if the Company terminates the employment for cause, if employment terminates due to the executive's death or disability, or if the executive resigns without good reason. An executive may resign with "good reason" after a change in control and retain benefits if the Company reduces the executive's salary or bonus, assigns duties inconsistent with the executive's prior position, or shifts the executive's job location more than 40 miles. The agreements are for self-renewing terms of 3 years unless the Company takes action to stop further extensions. Each agreement is automatically extended for a 3-year term from the date of a change in control. These agreements provide a severance benefit of a lump-sum payment equal to 3 years' salary and bonus and continuation of benefit coverage for 3 years.

                      SHAREHOLDER RETURN PERFORMANCE GRAPH

      Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on the Company's common stock with that of the cumulative total return of the NASDAQ Bank Stocks Index, the NASDAQ Stock Market Index and the Standard & Poor's 500 Stock Index for the five year period ended December 31, 1995. The following information is based on an investment of $100, on January 1, 1991, in the Company's common stock, the NASDAQ Bank Stocks Index, the NASDAQ Stock Market Index and the Standard & Poor's 500 Stock Index, all with dividends reinvested:

                    COMPARISON OF FIVE YEAR CUMULATIVE TOTAL
                     RETURN FISCAL YEAR ENDING DECEMBER 31

                                  [ CHART ]

                                    1990   1991   1992   1993   1994   1995
                                    ----   ----   ----   ----   ----   ----
  First Michigan Bank Corporation    100    138    200    253    311    398
  NASDAQ Bank Stock Index            100    164    239    272    271    404
  NASDAQ Stock Market Index          100    161    187    215    210    296
  S&P 500 Index                      100    130    140    155    157    215

                               OTHER TRANSACTIONS

      During 1995, subsidiary banks of the Company entered into, and had outstanding, credit relationships and other transactions with directors and executive officers of the Company and their associates in the ordinary course of business. The loans and extensions of credit included in such transactions:
(1) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others; (2) did not involve more than the normal risk of collectibility or present other unfavorable features; and (3) were repaid as scheduled or, to the extent still outstanding, remain current in their respective repayment schedules.

      One of the Company's subsidiary banks leases office space from The Waters Corporation, of which Mr. Cassard, a nominee for election to the Board of Directors of the Company, is president. Payments for rent, utilities and miscellaneous services totaled $432,306 during 1995. The Board of Directors of this bank believes that the terms of these leases are at least as favorable to the bank as could have been obtained from unrelated parties.

      The Company and its subsidiaries contract for certain printing services from Steketee-VanHuis, Inc. and its 79%-owned subsidiary, The Printery, Inc. Mr. Kapenga, a nominee for election to the Board of Directors of the Company, is president of both companies. Payments for printing services during 1995 totaled $115,557. The Company believes that rates charged for these printing services are competitive with other printing firms in the market.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

      The financial statements of the Company for the year ended December 31, 1995, have been examined by BDO Seidman, independent public accountants. A representative of BDO Seidman will be at the Annual Meeting of Shareholders and will have an opportunity to make a statement and will be available to answer appropriate questions. BDO Seidman has been reappointed by the Board of Directors as the independent public accountants of the Company and its subsidiaries for the year ending December 31, 1996.

                             SHAREHOLDER PROPOSALS

      Any shareholder proposal to be considered by the Company for inclusion in the 1997 Annual Meeting of Shareholders proxy material must be received by the Company no later than November 10, 1996.

                                 OTHER BUSINESS

      The Board of Directors is not aware of any matter to be presented for action at the meeting, other than the matters set forth herein. If any other business should come before the meeting, the proxy will be voted in respect thereof in accordance with the best judgment of the persons authorized therein, and discretionary authority to do so is included in the proxy.

      The Annual Report of the Company for 1995 is included with this Proxy Statement. Copies of the report will also be available for all shareholders attending the Annual Meeting.

      Shareholders are urged to sign and return the enclosed proxy in the enclosed envelope. A prompt response will be helpful and appreciated.

BY ORDER OF THE BOARD OF DIRECTORS
/s/ Stephen A. Stream
Stephen A. Stream
Secretary
March 14, 1996

[ PROXY CARD -- FRONT ]

PROXY
                        FIRST MICHIGAN BANK CORPORATION
                              One Financial Plaza
                            Holland, Michigan 49423
                ANNUAL MEETING OF SHAREHOLDERS -- APRIL 18, 1996

   The undersigned hereby appoints David M. Ondersma and Jack H. Miller, and each of them, Proxies, with power of substitution, to vote the shares of capital stock of First Michigan Bank Corporation which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company, to be held in the Grand Centennial Ballroom at the Holiday Inn Crowne Plaza Hotel, 5700-28th Street S.E., Grand Rapids, Michigan, on Thursday, April 18, 1996 at 10:00 a.m. local time.

1. Election of three persons         [ ]  FOR all nominees         [ ]  WITHHOLD AUTHORITY
   to the Board of Directors              listed below (except          to vote for all nominees
   for terms expiring in 1999:            as marked to the              listed below.
                                          contrary below).
         Roger A. Andersen, David M. Cassard and Robert J. Kapenga
  (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)

___________________________________________________________________________

2. Proposal to amend the Company's Articles of Incorporation to increase the authorized common stock from 24,000,000 shares to 50,000,000 shares.
           [ ]  FOR              [ ]  AGAINST              [ ]  ABSTAIN

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                                     (Continued and to be signed on other side)
-------------------------------------------------------------------------------

[ PROXY CARD -- BACK ]

   This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the nominees named in Item 1 and FOR the proposal in Item 2 on the reverse side.

________________________  ___________________________________  Date: __________
Signature                 Signature (if jointly held)


NOTE: Joint owners should each sign. When signing as executor, corporate officer, trustee, guardian, etc., please indicate capacity.